Exhibit 10.20

AMENDMENT NO. 2
TO
LANTHEUS MI HOLDINGS, INC.

2008 EQUITY INCENTIVE PLAN

This AMENDMENT NO. 2, dated as of April 17, 2009 (this “Amendment”), to that certain Lantheus MI Holdings, Inc. 2008 Equity Incentive Plan, effective as of May 8, 2008 and as amended by that Amendment No.1 dated March 31, 2009 (the “Plan”).

W I T N E S S E T H:

WHEREAS the Board desires to amend Section 4 of the Plan to increase the maximum number of Shares that may be issued pursuant to Awards under the Plan pursuant to Section 16 of the Plan.

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.             Defined Terms.  Capitalized terms used herein, but not defined herein, have the respective meanings ascribed thereto in the Plan.

2.             Amendments.  Section 4(a) of the Plan shall be, and hereby is, amended and restated as follows:

“a.  Basic Limitation.  Subject to the following provisions of this Section 4 and Section 13, the maximum number of Shares that may be issued pursuant to Awards under the Plan is 5,038,000 Shares.  Shares may only be authorized but unissued Shares and, may not be treasury Shares.  Where an Award is granted in tandem, the number of Shares charged against the Basic Limitation shall be the maximum number of Shares that may be issued pursuant to the Award.”

3.             Reference to and Effect on the Plan.  Except as specifically amended or waived herein, the Plan shall remain in full force and effect and is hereby ratified and confirmed.  All references in the Plan to the “Plan” shall mean the Plan as amended by this Agreement.

4.             Effectiveness.  This Amendment shall become effective as of the date first written above.